SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment No. 3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SPLINTERNET HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Delaware State or Other Jurisdiction of Incorporation	4813 Primary Standard Classification Code Number	22-393-8509 IRS Employee I.D. Number

535 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854
(203) 354-9164
(Address and telephone number of principal executive offices)

535 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854
(203) 354-9164
(Address and telephone number of principal place of business)

JAMES C. ACKERLY
PRESIDENT
535 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854
(203) 354-9164
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	6,000,000 (2)	$0.55	$3,300,000.00	$353.10
Common Stock, par value $.001 per share	20,379,750 (3)	$0.55	$11,208,862.00	$1,199.35

All shares of common stock being registered hereunder are being offered by selling stockholders of Splinternet Holdings, Inc.

(1) Offering price computed in accordance with Rule 457(c). The price of $0.55 is a fixed price at which the selling stockholders identified herein may sell their shares until the Registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.
(2) Represents shares of common stock, par value $0.001 per share, of the registrant (the “Common Stock”) received in exchange for shares purchased pursuant to the registrant’s subsidiary’s private placement offering of its common stock at $125.00 per share, which such offering was conducted from November 15, 2005 through March 15, 2006, as more fully described herein.
(3) Represents shares of Common Stock owned by founders and prior investors, which were issued pursuant to prior private offerings over the previous six years at prices lower than $0.50 per share, on an as adjusted basis.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Splinternet Holdings, Inc.

26,379,750 shares of common stock

By means of this prospectus, certain shareholders are offering to sell up to 26,379,750 shares of common stock of Splinternet Holdings, Inc. par value $.001 per share.

Splinternet Holdings, Inc. will not receive any proceeds from the sale of its common stock by the shareholders whose shares are being registered pursuant hereto. Splinternet Holdings, Inc. will pay the expenses of this offering. There is no underwriter and proceeds to the selling shareholders are expected to be $14,508,862 if all shares of common stock offered hereunder are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 10 of this prospectus.

The securities being offered hereby are not listed on any national securities exchange or the Nasdaq Stock Market. The price of $0.55 is a fixed price at which the selling stockholders identified herein may sell their shares until the registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

None of the selling shareholders is a registered broker-dealer or affiliate of a broker-dealer, except as specified under “Selling Shareholders” beginning on page 20 of this prospectus. All shareholders, including those deemed broker-dealers or affiliates of broker-dealers, purchased their shares for their own account and not with a view towards distribution.  None of these parties has any agreement or understanding with any person to distribute any of the securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 26, 2006

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. While we have highlighted what we believe are the key aspects of our business and this offering, you should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors" beginning on page 10.

Splinternet Holdings, Inc.

Splinternet Holdings, Inc. (“we”, “us”, “our”, the “Company”, the “Registrant” or “Splinternet”) was incorporated in the State of Delaware on March 22, 2006. On April 3, 2006, Splinternet Holdings, Inc. conducted a share for share exchange of securities with Splinternet Communications, Inc. whereby 214,002 shares of the common stock, par value $0.001 per share of Splinternet Communications, Inc. were exchanged for 53,500,500 shares of the common stock, par value $0.001 per share (the “Common Stock”) of Splinternet Holdings, Inc. (the “Share Exchange”), as a result of which Splinternet Communications, Inc. became a wholly owned subsidiary of Splinternet Holdings, Inc.

Splinternet Holdings, Inc. does not conduct any business or own any assets other than all of the issued and outstanding shares of Splinternet Communications, Inc. References herein to Splinternet or the Company refer to Splinternet Communications, Inc., unless explicitly stated to the contrary.

Splinternet Communications, Inc. was incorporated in the State of Connecticut on January 12, 2000. Splinternet is a developer of Voice over Internet Protocol (“VoIP”) technology and services which enable customers to make phone calls utilizing the Internet as an alternative to the traditional Public Switched Telephone Network (“PSTN”). Splinternet believes this results in lower cost to the user, as well as the availability of advanced features.

The Splinternet service overlays voice communications on top of customers’ high-speed Internet connection. Each user of the system must have at least one of the following:
•	A personal computer (PC) which is loaded with a small (Splinternet-provided) softphone client application which permits the PC to function as a telephone;
•	Access to a PC which has Internet access, from which he can browse to the Splinternet website where there is a web-based softphone, from which the user can login and make and receive calls;
•
A small Integrated Access Device (IAD), which is a small digital device which interfaces between the Internet and a traditional telephone (Ethernet connector on one side and telephone jack on the other); and/or

•
An internet protocol (IP)-enabled telephone, which is a traditional telephone in function but which connects directly to the Internet, rather than the local telephone carrier. Users may have any or all of these devices and use them interchangeably.

Our retail strategy, meaning the acquisition of individual users and small business customers, consists of entering into strategic relationships with local, national and international third parties to assist in a variety of ways with the selling of our branded VoIP services. We may contract with individuals to act as re-sellers of our services to ultimate end-users or we may partner with groups bound by a common thread, such as geography, university affiliation or union membership for which we would provide the entire suite of VoIP services.

Our systems are designed and configured to be partitioned in a way which allows each of our customer groups to be independent. It offers them a customizable look and feel to present to their users, and allows us to function as a provider of private labeled service to companies and other organizations which themselves wish to appear to be service providers.

At the wholesale level, our business consists primarily of reselling excess capacity to areas where our presence can more cheaply and efficiently route the call. For example, we may buy minutes from a local telephone or VoIP carrier in a particular country and re-sell those minutes to a traditional international long distance carrier, as purchasing the minutes from us is often cheaper (if possible at all) for the long distance carrier than procuring those same minutes directly from the local carrier. This opportunity is enabled by the usual circumstance that traditional long distance carriers charge for the duration of each call and include the cost of carrying the traffic across international borders. In contrast, internet capacity is usually charged at a monthly rate, rather than by the minute, for a fixed capacity, and local calls are frequently relatively inexpensive. As a result, the cost of an internet call terminated to a local phone is less than the cost of an international call to the same phone. We look for those routes that are underserved or where there is excess capacity and the minutes can be purchased inexpensively.

In our operations to date, all revenue-producing customers are wholesale customers, as our retail subscribers are non-revenue producing test users so far.

The Company maintains its executive offices at 535 Connecticut Avenue, Norwalk, Connecticut 06854. Its telephone number is (203) 354-9164. The Company’s website is http://www.splinter.net.

THE OFFERING

By means of this prospectus, certain shareholders of Splinternet Holdings, Inc. are offering to sell up to 26,379,750 shares of Common Stock which they own. In this prospectus, we refer to these persons as the selling stockholders or the selling shareholders. As of June 28, 2006, we had 53,500,500 shares of Common Stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued pursuant to the exercise and/or conversion of options, warrants and convertible debt securities previously issued.

Splinternet will not receive any proceeds from the sale of the shares by the selling holders of Common Stock.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues, a history of loss and the need for additional capital. See the "Risk Factors" section of this prospectus for additional risk factors.

SUMMARY FINANCIAL DATA

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus, along with the section entitled “Management's Discussion and Analysis and Plan of Operations.”

Results of Operations:

Income Statement Data:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Sales	$225,406	$36,659	$8,706	$108,645
Gross Profit	179,720	31,105	8,706	27,500
General, Selling, and Administrative Expenses	157,914	56,976	116,337	21,247
Other income	0	0	12,391	0
Net Profit/(Loss)	21,806	(25,871)	(95,240)	59,898

Balance Sheet Data:

	As of December 31, 2005	As of March 31, 2006
Current Assets	$2,204,983	$3,005,290
Total Assets	2,206,533	3,024,593
Current Liabilities	0	0
Total Liabilities	0	0
Working Capital	2,204,983	2,999,472
Stockholders’ Equity	2,206,533	3,018,774

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This report on Form SB-2 contains forward-looking statements. Forward-looking statements are statements not based on historical information and that relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. We disclaim any obligation to update forward-looking statements.

OVERVIEW

Since our inception, the Company has generated revenues by inviting prospects to sample prototype products and services and to give us in return feedback on the function and operation of those products and services. We would sometimes charge for those services, if appropriate in circumstances where the customer wanted to use more than we were willing to provide without charge. We are now at a point of significant change in our business development. We are ready to transition from casually selling our developing products and services to convenient customers into actively selling to targeted prospects.

Because of the efforts we have put into our infrastructure, we believe we can utilize the resulting system in a variety of ways, creating a variety of communication products and services and introduce those products and services into existing distribution channels operated by others. This would be expected to benefit the Company immediately. We will be able to increase sales by approaching companies with an existing distribution network of their own focused on a customer base which is ready for enhanced telecommunications services. We will also be able to create our own distribution for services.

RESULTS OF OPERATIONS

Critical accounting policies

We follow the guidance of the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin 104 for revenue recognition.  In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

We recognize income when products have been shipped or services have been performed. In cases where a customer prepays a subscription for services to be delivered in a period which extends from one accounting period into a subsequent period, we only recognize the portion of income due for services in the current reporting period. In cases where there is an acceptance period during which a subscriber may cancel their agreement without penalty, we defer the revenue recognition until the end of that acceptance period.

Impact of Recently Issued Accounting Pronouncements.

We do not believe that any recently issued, but not yet effective accounting standards will have a material effect on our financial position, results of operations or cash flows.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004, AND PERIOD ENDED MARCH 31, 2006 COMPARED TO PERIOD ENDED MARCH 31, 2005.

RESULTS OF OPERATIONS

As the Share Exchange did not occur until April, 2006, all discussion of financial results set forth herein are of Splinternet Communications, Inc.

Operating Revenues

Sales for the year ending December 31, 2005 increased 614% over the prior year, from $36,659 to $225,406, due to increased wholesale opportunities in Central America.

Those sales were comprised primarily of sales to Contelca, a Costa Rican company which subsequently ceased operations in May of 2005. Consequently, sales for the quarter ending March 31, 2006 were reduced from $108,645 to $8,706 in the comparable period in 2005. The Company anticipates the return of a reorganized successor company to Contelca in the second quarter of 2006. It remains to be seen whether sales from this customer will be at a greater or lesser rate than the original Contelca-related business. Regardless, the Company has other existing customers both for its hosting and other services, from which it expects to generate revenues to offset some of the lost revenues of Contelca. We do not anticipate expanding our hosting business with these or new customers. Hosting is not part of our core strategy for the future. While we are optimistic that our future revenues will exceed prior year revenues (regardless of the specific customers involved), we cannot be assured that this will be the case.

Interest earned in the first quarter of 2006 was $12,391, compared to none the prior year. This was due to our placing our recently raised funds in an interest bearing account.

Cost of Sales

The use of VOIP services requires a combination of hardware and software to convert the electronic signals which would otherwise comprise a traditional telephone call into a packetized data stream and route those packets over a data network, such as the Internet. In general, hardware sales are made with lower gross margins than software or services. This is reflected in a higher cost of sales and a lower gross profit (percentage) for the Company during each period in which there is an increased proportion of hardware sales. Such was the case in 2005 over 2004.

In 2005 our sales included a higher proportion of hardware than in 2004, resulting in a 832% increase in cost of sales, from $5,555 to $46,195 over the prior year. Overall, gross profits increased from $31,104 in 2004 to $179,720 in 2005, which is an increase of 578%.

For the first quarter of 2006, the services sold were limited to hosting (essentially renting space to others for locating their equipment) and switching (moving communications traffic over our system for others), and these services had no direct incremental cost to the Company. Hence the margin on those sales was 100% of sales. Gross profits for the quarter ended March 31, 2006 were $8,706, compared to $81,145 for the quarter ended March 31, 2005, which is a decrease of 75%.

Selling, General, and Administrative Costs

General, selling and administrative costs increased from $56,975 in 2004 to $157,914 in 2005, due to an increase in general business activities. The rate of increase was 277%.

In the first quarter of 2005, those costs were $21,247, and they increased to $116,337 in the comparable period in 2006 as the Company changed its strategy from a reliance on wholesale business and has invested in new products and service offerings which will allow us to compete effectively in the future.

Provision for Income Taxes

The Company had an accumulated deficit of $162,756 at the end of 2005. Accordingly, there has been no provision for income taxes in 2004 or 2005.

Liquidity and Capital Resources

As of March 31, 2006, the Company had approximately $3,000,000 in liquid assets and has no significant liabilities. Hence, we expect to be adequately funded for the next twelve months. Further, with the registration of shares of our Common Stock hereunder, we feel we will have increased access to both private and public capital markets should our capital needs increase within the next twelve months or thereafter. We believe we will have such access, as we intend to apply, with the assistance of a market maker, to the NASD over-the-counter bulletin board for the quotation of our Common Stock in the near future, following the effectiveness of this registration statement.

We expect no trends will impact our short term liquidity, since we have adequate resources to cover our operating costs for at least 12 months.

Capital Commitments

The Company currently has no material commitments for capital expenditures.

Trends

The industry in which the Company operates is in a state of dynamic and rapid change. VOIP services are gaining acceptance in the marketplace and the Company intends to take advantage of that trend by attempting to sell into a more willing marketplace, despite the increased competition.

We have noted that several VoIP service retailers in the United States are currently offering services to end users for no charge, as a promotional program to attract users to their systems. We acknowledge that this may attract users, but do not believe there is any assurance users acquired in this manner can be converted into sources of revenue, even if they are part of a subscriber base to which advertising can be delivered on behalf of third parties. The role of United States retail services in that environment is unknown.

We are developing products suited for retail deployment internationally in countries where there is still a significant premium charged for traditional telecommunications relative to the cost of providing VoIP services.

Changes in Income Elements

There are no expected changes in the sources of income for the Company, with the exception that the liquid assets held by the Company are earning interest income currently, whereas there was no significant interest income in past years. The Company believes operating income will come from newly acquired customers for our services. It is useful to note that as the scope of our products and services broadens, the mix of our income sources will change. We currently are deriving operating revenue only from wholesale services, but as our retail products become available, they are expected to provide a significant source of revenues.

Material Changes in our Financial Statements

Between November 15, 2005 and March 15, 2006, Splinternet Communications, Inc. sold 24,000 shares of common stock (which were converted into 6,000,000 shares of Splinternet Holdings, Inc. Common Stock pursuant to the Share Exchange) for an aggregate of $3,000,000. As a result, $2,087,500 in increased equity appears on our December 31, 2005 balance sheet, with the balance appearing on our March 15, 2006 balance sheet. Prior to this infusion of capital, total invested funds in the Company were $196,400.

Seasonal Fluctuations

There have been no fluctuations in our business to date which can be attributed to seasonality.

Employment Agreements

Currently, we have no written employment agreements with any of our employees or officers.

Additional Employee Benefits: The Company offers medical insurance coverage to its employees.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements", which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. These risks and uncertainties include, but are not limited to:

•	general economic conditions in both foreign and domestic markets,
•	cyclical factors affecting our industry,
•	lack of growth in our industry,
•	our ability to comply with government regulations,
•	a failure to manage our business effectively and profitably, and
•	our ability to sell both new and existing products and services at profitable yet competitive prices.

You should carefully consider these risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Splinternet Holdings, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The securities being offered hereby are highly speculative and prospective investors should consider, among other things, the following factors related to our business, operations and financial position.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones we will face. Additional risks not presently known to us or that the Company currently deems immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. Before making any investment decision, you should also review and consider the other information set forth in this Prospectus and the exhibits thereto.

WE HAVE HAD LIMITED REVENUES THUS FAR.

To date, we have had limited revenues. We had revenues of approximately $37,000 and $225,000, in fiscal years 2004 and 2005, respectively. Because we are subject to all risks inherent in a business venture, it is not possible to predict whether we will ever be profitable. For instance, our revenues for our fiscal year 2005 were primarily from a single customer which ceased operations in mid-2005. That customer has since reorganized and reentered the market as our customer in June 2006. The customer’s departure and reentrance translates into a drop in our revenues for our first quarter in 2006. Even if we succeed with our current business plan, we may never become profitable, as we will continue to incur operating and capital expenditures for items such as salary, inventory, shipping and other ongoing business activities.

Accordingly, it is not possible to predict whether or not our current and proposed activities will be sufficiently profitable. Purchasers of our shares should bear in mind that, in light of the risks and contingencies involved, no assurance can be given that we will ever generate enough revenue to offset expenses or to generate a return on invested capital. There is no guarantee of our successful, profitable operation. Our failure to achieve or maintain profitability can be expected to have a material adverse effect on our business, financial condition, results of operations and future business prospects.

LOSS OF OUR LARGEST CUSTOMER COULD RESULT IN SUBSTANTIAL DECREASE IN REVENUES.

Our largest customer, Contelca, ceased operations in mid-2005 and has since reorganized and reentered the market as our customer in June 2006. During the period when Contelca was out of business, we experienced a significant drop in sales. While the successor of Contelca is our customer once again, we cannot predict whether it will generate an equivalent amount of revenues for us as it did in 2005. In the event Contelca does not generate an equivalent amount of revenues or if Contelca ceases to be our customer entirely, we may experience a significant drop in revenues. We seek to expand our customer base in order to minimize the financial impact of any possible decrease in revenues generated from Contelca or Contelca’s unforeseeable departure as our customer.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS AND RATE OF GROWTH AND MAY NOT BE PROFITABLE IN THE FUTURE.

Our results of operations may fluctuate significantly due to a variety of factors, many of which are outside of our control and difficult to predict. The following are some of the factors that may affect us from period to period and may affect our long-term financial performance:

•  our ability to retain and increase revenues associated with customers and satisfy customers’ demands;

• our ability to be profitable in the future;

• our investments in longer-term growth opportunities;

• our ability to expand our marketing network, and to enter into, maintain, renew and amend strategic alliance arrangements on favorable terms;

• changes to service offerings and pricing by us or our competitors;

• fluctuations in the size of our subscriber base, including fluctuations caused by marketing efforts and competitors’ marketing and pricing strategies;

• changes in the terms, including pricing, of our agreements with our telecommunications providers;

• the effects of commercial agreements and strategic alliances and our ability to successfully integrate them into our business;

• technical difficulties, system downtime or interruptions;

• the effects of litigation and the timing of resolutions of disputes;

• the amount and timing of operating costs and capital expenditures;

• changes in governmental regulation and taxation policies;

• events, such as a sustained decline in our stock price, that cause us to conclude that goodwill or other long-term assets are impaired and for which a significant charge to earnings is required; and

• changes in, or the effect of, accounting rules, on our operating results, including new rules regarding stock-based compensation.

OUR HISTORICAL FINANCIAL STATEMENTS MAKE EVALUATION OF OUR BUSINESS BY POTENTIAL INVESTORS AND OTHERS DIFFICULT.

We commenced our business operations in January 2000 and began generating revenue in 2001. However, since we recently refocused our business strategy to include retail sales, our historical financial statements, which primarily reflect our wholesale business, are of limited usefulness in evaluating our potential future financial position.

THE MARKET FOR VOIP SERVICES MAY NOT DEVELOP AS ANTICIPATED, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE OUR VOICE STRATEGY.

The success of our VoIP service depends on growth in the number of VoIP users, which in turn depends on wider public acceptance of VoIP telephony. The VoIP communications medium is in its early stages and may not develop a broad audience. Potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience. Potential users may also view more familiar online communication methods, such as e-mail or instant messaging, as sufficient for their communications needs. There is no assurance that VoIP will ever achieve broad public acceptance.

WE MAY NOT SUCCESSFULLY ENHANCE EXISTING OR DEVELOP NEW PRODUCTS AND SERVICES IN A COST-EFFECTIVE MANNER TO MEET CUSTOMER DEMAND IN THE RAPIDLY EVOLVING MARKET FOR INTERNET AND IP-BASED COMMUNICATIONS SERVICES.

The market for telecommunications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on utilizing VoIP technologies to deliver voice services. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

We have spent and will continue to spend significant resources enhancing our existing services and developing, implementing and launching our VoIP services. We believe IP-based voice services represents a significant growth opportunity. However, losses are expected to result in the early stages until a sufficient number of customers are added whose recurring revenues, net of recurring costs, more than offset sales, marketing and other expenses incurred to add additional customers.

VoIP services may have technological problems or may not be accepted by consumers. To the extent we pursue commercial agreements, acquisitions and/or strategic alliances to facilitate new product or service activities, the agreements, acquisitions and/or alliances may not be successful. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.

WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO SUCCESSFULLY OPERATE OR EXPAND OUR BUSINESS.

While management believes our current finances will enable us to implement our plans and satisfy our estimated financial needs for at least the next 12 months, such belief cannot give rise to an assumption that cost estimates are accurate or that we will in fact have sufficient working capital for the foreseeable future.

Our continued operations after such period will depend upon the availability of cash flow from operations and/or our ability to raise additional funds through various financing methods. If sales or revenues do not meet expectations, or cost estimates for development and expansion of business prove to be inaccurate, we will require additional funding. If additional capital cannot be obtained, we may have to delay or postpone acquisitions, development or other expenditures which can be expected to harm our competitive position, business operations and growth potential. There can be no assurance that cash flow from operations will be sufficient to fund our financial needs, or if such cash flow is not sufficient, that additional financing will be available on satisfactory terms, if at all. Changes in capital markets and the cost of capital are unpredictable. Any failure to obtain such financing, or obtaining financing on unfavorable terms, can be expected to have a material adverse effect on our business, financial condition, results of operations and future business prospects.

INTENSE COMPETITION COULD REDUCE MARKET SHARE AND HARM FINANCIAL PERFORMANCE.

The market for VoIP services is emerging, intensely competitive and characterized by rapid technological change. Many traditional telecommunications carriers and cable providers offer, or have indicated that they plan to offer, VoIP services that compete with the services we provide. Competitors for VoIP services include established telecommunications and cable companies; Internet access companies including AOL, MSN and United Online; leading Internet companies including Yahoo!, eBay and Google; and companies that offer VoIP-based services as their primary business, such as Zingo and Vonage. In addition, some competitors, such as telecommunications carriers and cable providers, may be able to bundle services and products we do not offer with VoIP telephony services. These services could include various forms of wireless communications, voice and data services, and video services. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. We can provide no assurance that our VoIP services will achieve significant consumer adoption or, even if such services do achieve consumer adoption, that our VoIP services will generate growth in subscribers or revenues.

Telecommunication service companies compete for consumers based on price, with the dominant providers conducting extensive advertising campaigns to capture market share. Many of our competitors have (i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and (iv) larger consumer bases. These advantages afford our competitors the ability to (a) offer greater pricing flexibility, (b) offer more attractive incentive packages to encourage retailers to carry competitive products, (c) negotiate more favorable distribution contracts with retailers and (d) negotiate more favorable contracts with suppliers of telecommunication services. We believe additional competitors may be attracted to the market, including Internet-based service providers and other telecommunications companies. We also believe existing competitors are likely to continue to expand their service offerings to appeal to retailers and consumers.

Current and prospective competitors include many large companies that have substantially greater market presence and greater financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

• local and regional internet service providers (ISPs), such as Earthlink and AOL;
• free or value-priced ISPs such as NetZero;
• national telecommunications companies, such as AT&T Inc. and Verizon;
• regional Bell operating companies, such as BellSouth;
• content companies such as Yahoo! and Google, which have expanded their service offerings;
• cable television companies providing broadband access, including Comcast, Charter Communications, Inc. and Cox Communications, Inc.; and
• utility and local and long distance telephone companies.

As competition in the telecommunications market continues to intensify, competitors may continue to merge or form strategic alliances that would increase their ability to compete with us for subscribers. These relationships may negatively impact our ability to form or maintain our own strategic relationships and could adversely affect our ability to expand our customer base. Because we operate in a highly competitive environment, the number of subscribers we are able to add may decline, the cost of acquiring new subscribers through our own sales and marketing efforts may increase, and/or churn may increase. Increased churn rates indicate more customers are discontinuing services which results in a decrease in our customer base and adversely impacts revenues.

Competition is likely to continue increasing, particularly as large diversified telecommunications and media companies continue to enter the VoIP market.  Diversified competitors may continue to bundle other content, services and products with Internet access services, potentially placing us at a significant competitive disadvantage. The ability to bundle services, as well as the financial strength and the benefits of scale enjoyed by certain of these competitors, may enable them to offer services at prices that are below the prices at which we can offer comparable services. If we cannot compete effectively with these service providers, our revenues and growth may be adversely affected.

Our ability to compete effectively in the telecommunications services industry will depend upon our ability to (i) continue to provide high quality services at prices competitive with, or lower than, those charged by its competitors and (ii) develop new and innovative products and services. There can be no assurance that competition from existing or new competitors or a decrease in the rates charged for telecommunications services by major long distance carriers or other competitors will not have a material adverse effect on our business, financial condition and results of operations, or that we will be able to compete successfully in the future.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND OTHER CHANGES.

The industry in which we compete is characterized, in part, by rapid growth, evolving industry standards, significant technological changes and frequent product enhancements. These characteristics could render existing systems and strategies obsolete, and require us to continue to develop and implement new products and services, anticipate changing consumer demands and respond to emerging industry standards and technological changes. We intend to evaluate these developments and others that may allow us to improve service to our customers. However, no assurance can be given that we will be able to keep pace with rapidly changing consumer demands, technological trends and evolving industry standards. The failure to keep up with such changes is likely to have a material adverse effect on our business, long term growth prospects and results of operations.

WE MAY BE SUBJECT TO INTENSE GOVERNMENT REGULATION.

The current regulatory environment for VoIP services remains unclear. Our VoIP services are not currently subject to all of the same regulations that apply to traditional telephony. It is possible that Congress and some state legislatures may seek to impose increased fees and administrative burdens on VoIP providers. The FCC has already required us to meet various emergency service requirements (such as “E911”) and interception or wiretapping requirements, such as the Communications Assistance for Law Enforcement Act (“CALEA”). In addition, the FCC may seek to impose other traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements, and other obligations, including additional obligations regarding E911 and CALEA. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode our pricing advantage over competing forms of communication and may adversely affect our business.

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted by United States law and largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks. More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet in general could affect the Company’s ability to provide services. Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

RELIANCE UPON THIRD-PARTY SUPPLIERS FOR COMPONENTS MAY PLACE US AT RISK OF INTERRUPTION OF SUPPLY OR INCREASE IN COSTS.

We rely on third-party suppliers for the hardware and software necessary for our services and we do not have any long-term supply agreements. Although we believe we can secure other suppliers, we expect that the deterioration or cessation of any relationship would have a material adverse effect, at least temporarily, until the new relationships are satisfactorily in place.

We also run the risk of supplier price increases and component shortages. Competition for materials in short supply can be intense, and we may not be able to compete effectively against other purchasers who have higher volume requirements or more established relationships. Even if suppliers have adequate supplies of components, they may be unreliable in meeting delivery schedules, experience their own financial difficulties, provide components of inadequate quality or provide them at prices which reduce our profit. Any problems with our third-party suppliers can be expected to have a material adverse effect on our financial condition, business, results of operations and continued growth prospects.

SERVICE INTERRUPTIONS OR IMPEDIMENTS COULD HARM OUR BUSINESS.

Harmful software programs.  Our network infrastructure and the networks of our third-party providers are vulnerable to damaging software programs, such as computer viruses and worms. Certain of these programs have disabled the ability of computers to access the Internet, requiring users to obtain technical support. Other programs have had the potential to damage or delete computer programs. The development and widespread dissemination of harmful programs has the potential to seriously disrupt Internet usage. If Internet usage is significantly disrupted for an extended period of time, or if the prevalence of these programs results in decreased residential Internet usage, our business could be materially and adversely impacted.

Security breaches. We depend on the security of our networks and, in part, on the security of the network infrastructures of our third-party telecommunications service providers, our outsourced customer support service providers and our other vendors. Unauthorized or inappropriate access to, or use of, our network, computer systems and services could potentially jeopardize the security of confidential information, including credit card information, of our users and of other third parties. Some consumers and businesses have in the past used our network, services and brand names to perpetrate crimes and may do so in the future. Users or other third parties may assert claims of liability against us as a result of any failure by us to prevent these activities. Although we use security measures, there can be no assurance that the measures we take will be successfully implemented or will be effective in preventing these activities. Further, the security measures of our third-party network providers, our outsourced customer support service providers and our other vendors may be inadequate. These activities may subject us to legal claims, may adversely impact our reputation, and may interfere with our ability to provide our services, all of which could have a material adverse effect on our business, financial position and results of operations.

Natural disaster or other catastrophic event. Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers are protected against damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins, acts of war or terrorism and similar events. We have one technology center in the U.S., located in downtown Manhattan, which contains a significant portion of our computer and electronic equipment. This technology center hosts and manages our applications and services. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problem that impacts this location or our third-party providers’ networks could cause interruptions in the services that we provide. Such interruptions in our services could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition and results of operations.

Network infrastructure. The success of our business depends on the capacity, reliability and security of our network infrastructure, including that of our third-party telecommunications providers’ networks. We may be required to expand and improve our infrastructure and/or purchase additional capacity from third-party providers to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information our customers communicate over the Internet. Such expansion and improvement may require substantial financial, operational and managerial resources.

WE MAY NOT BE ABLE TO EXPAND OR IMPROVE OUR NETWORK INFRASTRUCTURE, INCLUDING ACQUIRING ADDITIONAL CAPACITY FROM THIRD-PARTY PROVIDERS, TO MEET ADDITIONAL DEMAND OR CHANGING SUBSCRIBER REQUIREMENTS ON A TIMELY BASIS AND AT A COMMERCIALLY REASONABLE COST, OR AT ALL.

We may experience increases in usage that exceed our available telecommunications capacity. As a result, users may be unable to register or log on to use our services, may experience a general slow-down in their Internet connection or may be disconnected from their sessions. Inaccessibility, interruptions or other limitations on the ability of customers to access services due to excessive user demand, or any failure of our network to handle user traffic, could have a material adverse effect on our revenues. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure, including our ability to procure excess capacity from third-party telecommunications providers, on a timely basis or to adapt to an expanding subscriber base or changing subscriber requirements could materially adversely affect our business, financial condition and results of operations.

ONGOING SUCCESS AND OUR ABILITY TO COMPETE DEPEND UPON HIRING AND RETENTION OF KEY PERSONNEL.

Success will be dependent to a significant degree upon the involvement of current management. These individuals have critical industry experience and relationships upon which we rely. The loss of services of any of our key personnel could divert time and resources, delay the development of our business and negatively affect our ability to sell our services or execute our business. In addition, we will need to attract and retain additional talented individuals in order to carry out our business objectives. The competition for such persons is intense and there are no assurances that these individuals will be available. Such problems might be expected to have a material adverse impact on our financial condition, results of current operations and future business prospects.

WE ARE SUBJECT TO CONTROL BY OFFICERS AND MANAGEMENT AND THERE COULD BE CONFLICTS OF INTEREST WITH MANAGEMENT WHICH MAY BE ADVERSE TO YOUR INTERESTS.

Management of Splinternet beneficially owns 66.7% of the voting shares of Splinternet Holdings, Inc. As a result, management will possess meaningful influence and control over the Company, and will be able to control and direct the Company’s affairs, including the election of directors and approval of significant corporate transactions.

A conflict of interest may arise between our management's personal pecuniary interest and its fiduciary duty to our stockholders. Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other investors. Such influence may not necessarily be consistent with the interests of our other stockholders.

DIRECTOR AND OFFICER LIABILITY IS LIMITED.

As permitted by Connecticut and Delaware law, the certificates of incorporation of Splinternet Communications, Inc. and Splinternet Holdings, Inc., respectively, limit the personal liability of directors to the fullest extent permitted by the provisions of each of the Connecticut Business Corporation Act and the Delaware General Corporation Law. As a result of our charter provision and Connecticut and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, the certificates of incorporation of each of Splinternet Communications, Inc. and Splinternet Holdings, Inc. provide that they shall indemnify their respective directors and officers to the fullest extent permitted by law.

IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF EQUITY SECURITIES, OR DETERMINE IN THE FUTURE TO REGISTER ADDITIONAL COMMON STOCK, YOUR PERCENTAGE OWNERSHIP WILL BE REDUCED, YOU WILL EXPERIENCE DILUTION WHICH COULD SUBSTANTIALLY DIMINISH THE VALUE OF YOUR STOCK AND SUCH ISSUANCE MAY CONVEY RIGHTS, PREFERENCES OR PRIVILEGES SENIOR TO YOUR RIGHTS WHICH COULD SUBSTANTIALLY DIMINISH YOUR RIGHTS AND THE VALUE OF YOUR STOCK.

Splinternet Holdings, Inc. may issue additional shares of Common Stock for various reasons and may grant additional stock options to employees, officers, directors and third parties. If Splinternet Holdings, Inc. determines to register for sale to the public additional shares of Common Stock or other debt or equity securities in any future financing or business combination, a material amount of dilution can be expected to cause the market price of the Common Stock to decline. One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

In order for Splinternet Holdings, Inc. to obtain additional capital or complete a business combination, it may find it necessary to issue securities, including but not limited to debentures, options, warrants or shares of preferred stock, conveying rights senior to those of the holders of Common Stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent senior rights are conveyed, the value of the Common Stock can be expected to decline.

THE EXISTENCE OF OUTSTANDING WARRANTS MAY HARM OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND THEIR EXERCISE WILL RESULT IN DILUTION TO YOUR INTERESTS.

We have outstanding 3,214,500 warrants to purchase an aggregate of 3,214,500 shares of Common Stock. While these warrants are outstanding, our ability to obtain future financing may be harmed since such warrants represent an outstanding obligation to sell shares of Common Stock at a price which may be significantly below then-current market prices. Upon exercise of these warrants, dilution to your ownership interests will occur as the number of shares of Common Stock outstanding increases.

These warrants were issued from September 2005 through October 2005 to Atheneum Capital and The Mountain View Trust, both of which purchased from Splinternet Communications, Inc. warrants (“SCI Warrants”), exercisable through September 7, 2007, following the satisfaction of certain conditions, to purchase up to 6,429 shares of common stock, at an exercise price of $12.00 per share. Pursuant to the Share Exchange, an aggregate of 12,858 SCI Warrants were exchanged for warrants to purchase 3,214,500 shares of Common Stock, exercisable at $.048 per share, but otherwise on the same terms and conditions as the SCI Warrants.

BUSINESS FAILURES AND MERGERS IN THE TELECOMMUNICATIONS INDUSTRY MAY INHIBIT OUR ABILITY TO MANAGE COSTS OR INCREASE OUR SUBSCRIBER BASE, WHICH WOULD ADVERSELY AFFECT OUR PROFITABILITY.

The intensity of competition in the telecommunications industry has resulted in significant declines in pricing for telecommunications services. The intensity of competition and its impact on wholesale telecommunications pricing have caused some telecommunications companies to experience financial difficulty. Our prospects for maintaining or further improving telecommunications costs could be negatively affected if one or more key telecommunications providers were to experience serious enough difficulties to impact service availability, if telecommunications companies continue to merge reducing the number of companies from which we purchase wholesale services, or if telecommunications bankruptcies and mergers reduce the level of competition among telecommunications providers.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF THE COMPANY’S SECURITIES.

We plan to request the assistance of a broker-dealer to serve as market maker of our Common Stock and apply to the OTC Bulletin Board for the quotation of our Common Stock in the near future. At such time as our Common Stock begins trading following effectiveness of this registration statement, we will likely be subject to rules pertaining to “penny stocks”. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. It is unlikely our shares will have a market price of or greater than $5.00 per share. As a result, the Company’s Common Stock will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and “accredited investors”. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell shares of the Company’s Common Stock and may affect the ability of investors to sell such shares of Common Stock in the secondary market and the price at which such investors can sell any of such shares.

Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

• control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

• manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

• “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

• excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

• the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The Company’s management is aware of the abuses that have occurred historically in the penny stock market.

USE OF PROCEEDS

Proceeds from this offering of Common Stock will inure directly to the selling shareholders hereunder. Splinternet Holdings, Inc. will not receive any proceeds from the sale of the Common Stock by the shareholders whose shares are being registered pursuant hereto.

DETERMINATION OF OFFERING PRICE

The per share sales price, on a post-Share Exchange basis, of the shares sold in the Company’s private placement from November 15, 2005 to March 15, 2006 is $.50. The per share offering price herein is $0.55. It is a fixed price at which the selling stockholders identified herein may sell their shares until the Registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. The per share offering price of the Common Stock was chosen based on the last completed offering price of Common Stock to accredited investors pursuant to an exempt private placement. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to request the assistance of a market maker to apply to the OTC Bulletin Board for the quotation of the Common Stock upon becoming a reporting entity under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Common Stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to existing shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the sale of shares of Common Stock by certain of the shareholders of Splinternet Holdings, Inc. All shares were issued in private offerings for cash.

Splinternet Holdings, Inc. will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered hereby are being paid by Splinternet Holdings, Inc. Although these shares are being registered for possible sale by the shareholders listed below, there is no guarantee that any shareholder will reach agreement with any buyer as to the price of each share, as exhibited by the bid and ask on an applicable exchange. The following table identifies the selling shareholders and the shares that are being offered for sale by the selling shareholders.

First Name	Last Name	Shares Owned (1)	Shares Issuable Upon the Exercise of Notes, Options or Warrants	Shares to be Sold in this Offering	Share Ownership After Offering- Number ofShares	Share Ownership After Offering - % of Class

Mary M.	Ackerly	876,000	0	876,000	0	0%
James C.	Ackerly	23,626,250	0	8,750,000	14,876,250	27.8%
Russ	Adams (2)	25,000	0	25,000	0	0%
Eddie E.	Ballard	75,000	0	75,000	0	0%
Marcia T.	Balter	50,000	0	50,000	0	0%
Mike	Barbis	100,000	0	100,000	0	0%
Greg	Bauer	25,000	0	25,000	0	0%
Glenn	Bayer	60,000	0	60,000	0	0%
Joanne L.	Bayer	40,000	0	40,000	0	0%
Robert & Susan	Beckler	25,000	0	25,000	0	0%
William	Beslow	50,000	0	50,000	0	0%
Dennis	Bowlby	25,000	0	25,000	0	0%
Harry L.	Bush	100,000	0	100,000	0	0%

Deborah M.	Butler	25,000	0	25,000	0	0%
Fitzroy G.	Campbell	25,000	0	25,000	0	0%
Scott	Candler	25,000	0	25,000	0	0%
Michael H.	Clark	100,000	0	100,000	0	0%
Mac	Cloyes	50,000	0	50,000	0	0%
Marley	Cloyes	50,000	0	50,000	0	0%
Elizabeth	Cockrell	25,000	0	25,000	0	0%
Jack	Cowles	200,000	0	200,000	0	0%
Louis J	Domjan	100,000	0	100,000	0	0%
Linda	Dunham	50,000	0	50,000	0	0%
Scott J.	Edwards	100,000	0	100,000	0	0%
Jim	Ehlers	100,000	0	100,000	0	0%
Mark	Eichhorn	25,000	0	25,000	0	0%
Dwight M.	Evans	50,000	0	50,000	0	0%
Kurt A.	Feuerman	400,000	0	400,000	0	0%
Michael E.	Flannigan	50,000	0	50,000	0	0%
Thomas M.	Flohr	4,671,500	0	1,725,000	2,896,250	5%
Charles L.	Forbes	50,000	0	50,000	0	0%
David J.	Friedman	50,000	0	50,000	0	0%
Adriel & Heidi	Gaines	100,000	0	100,000	0	0%
John A.	Giacchi	50,000	0	50,000	0	0%
John M.	Gould	100,000	0	100,000	0	0%
Robert W. & Abigail L.	Grenley	25,000	0	25,000	0	0%
L. David	Griffin	25,000	0	25,000	0	0%
Beth	Hopkins	50,000	0	50,000	0	0%
Philip R.	Jones	100,000	0	100,000	0	0%
Tim	Jones	200,000	0	200,000	0	0%
Joel	Jonzcyk	300,000	0	300,000	0	0%
Saul	Kaminsky	50,000	0	50,000	0	0%
Richard	Lauritzen	100,000	0	100,000	0	0%
Dirk W.	Leasure (3)	50,000	0	50,000	0	0%
Veronica	Lubczenko	25,000	0	25,000	0	0%
Lennard	Manke	50,000	0	50,000	0	0%
Peter D.	Mark	25,000	0	25,000	0	0%
Allan J.	Messler	25,000	0	25,000	0	0%
Michael H.	Monier	100,000	0	100,000	0	0%
Chad T.	Moore	50,000	0	50,000	0	0%
Keith & Amy Curran	Mukhar	25,000	0	25,000	0	0%
David S.	Nelson	25,000	0	25,000	0	0%
Todd G.	Pam (4)	100,000	0	100,000	0	0%
McKay M.	Pearson	25,000	0	25,000	0	0%
Michael R.	Radford (5)	50,000	0	50,000	0	0%
Richard S.	Rankin	4,496,250	0	1,775,000	2,721,250	5.1%
Edmund L.	Resor	7,787,500	0	2,875,000	4,912,500	9.18%
Dr. John L.	Roglieri	100,000	0	100,000	0	0%
Michael W.	Rowe	25,000	0	25,000	0	0%
Boris	Said	100,000	0	100,000	0	0%
Anthony W.	Scorpio	100,000	0	100,000	0	0%
Robert T.	Shea	25,000	0	25,000	0	0%
Scott	Singer	50,000	0	50,000	0	0%
Michael	Sirkus	50,000	0	50,000	0	0%
Adele T.	Smiles	50,000	0	50,000	0	0%
Leland D.	Snyder	25,000	0	25,000	0	0%
William L.	Taylor (6)	100,000	0	100,000	0	0%

Marissa C.	Thompson	25,000	0	25,000	0	0%
Troy R.	Turner	50,000	0	50,000	0	0%
Gerald L.	Utley	200,000	0	200,000	0	0%
Christopher	Walker (7)	50,000	0	50,000	0	0%
Wade	Weathers	50,000	0	50,000	0	0%
Fred	Wedeberg (8)	50,000	0	50,000	0	0%
James	Wilbur	50,000	0	50,000	0	0%
Robert	Yamamoto (9)	25,000	0	25,000	0	0%
Nino	Zahrastnik	50,000	0	50,000	0	0%
The Mountain View Trust (10)		1,357,250	1,607,250	500,000	857,250	1.6%
Atheneum Capital (11)		1,357,250	1,607,250	500,000	857,250	1.6%
Lawrence C. Walker Family Trust (12)		200,000	0	200,000	0	0%
Splinternet91 Trust (13)		1,751,750	0	1,751,750	0	0%
The Delray Trust (14)		250,000	0	250,000	0	0%
Beaver, LLC (15)		200,000	0	200,000	0	0%
Mable Trust (16)		100,000	0	100,000	0	0%
Splinternet88 Trust (17)		1,751,750	0	1,751,750	0	0%
PO Boys Trust (18)		50,000	0	50,000	0	0%
Irving J. and Lois J. Hall Trust (19)		50,000	0	50,000	0	0%
William P. Bingham, Sr. Trust (20)		100,000	0	100,000	0	0%
Total		53,500,500	3,214,500	26,329,750	27,120,750	50.69%

(1) All shareholders purchased shares of common stock of Splinternet Communications, Inc. for cash in private placements exempt from the registration requirements of the Securities Act from 1999 through 2006. All shareholders then received shares of the Company pursuant to the Share Exchange.
(2) Russ Adams is an employee of WM Funds, an NASD broker-dealer. Mr. Adams purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(3) Dirk Leasure is an employee of Harris Nesbitt, an NASD broker-dealer. Mr. Leasure purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(4) Todd Pam is an employee of WM Funds, an NASD broker-dealer. Mr. Pam purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(5) Michael Radford is an employee of Gold Coast Securities, an NASD broker-dealer. Mr. Radford purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6) William Taylor is an employee of Wachovia Securities, an NASD broker-dealer. Mr. Taylor purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(7) Christopher Walker is an employee of Oppenheimer Funds, an NASD broker-dealer. Mr. Walker purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(8) Fred Wedeberg is an employee of Oppenheimer Funds, an NASD broker-dealer. Mr. Wedeberg purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(9) Robert Yamamoto is an employee of Strand Atkinson Williams & York, an NASD broker-dealer. Mr. Yamamoto purchased in the ordinary course of business, and at the time of the purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(10) Steven Cloyes exercises voting control and dispositive power over the shares listed on behalf of such entity.
(11) Richard Rankin exercises voting control and dispositive power over the shares listed on behalf of such entity.
(12) Christopher Walker exercises voting control and dispositive power over the shares listed on behalf of such entity.
(13) Mary M. Ackerly exercises voting control and dispositive power over the shares listed on behalf of such entity. She is the sister of James Ackerly, our President, Chairman of the Board, Secretary and Treasurer.
(14) Raymond L. Bradley exercises voting control and dispositive power over the shares listed on behalf of such entity.
(15) Robert K. Jones exercises voting control and dispositive power over the shares listed on behalf of such entity.
(16) R.A. Manogue exercises voting control and dispositive power over the shares listed on behalf of such entity.
(17) Mary M. Ackerly exercises voting control and dispositive power over the shares listed on behalf of such entity. She is the sister of James Ackerly, our President, Chairman of the Board, Secretary and Treasurer.
(18) Thomas Fischetti exercises voting control and dispositive power over the shares listed on behalf of such entity.
(19) Irving J. Hall and Lois J.Hall exercise voting control and dispositive power over the shares listed on behalf of such entity.
(20) William P. Bingham, Sr. exercises voting control and dispositive power over the shares listed on behalf of such entity.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock at a per share price of $.55. Such per share price represents a fixed price at which the selling stockholders identified herein may sell their shares until the Common Stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. At such time that the Common Stock is quoted on the OTC Bulletin Board, the selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders may also transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Splinternet Holdings, Inc. has advised the selling shareholders that in the event of a “distribution” of the shares owned by the selling shareholders, such selling shareholders, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Exchange Act until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. Splinternet has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

LEGAL PROCEEDINGS

Splinternet is not a party to any legal proceedings nor is any of their property the subject of any proceeding, nor are they aware of any proceedings pending or of any actions that might give rise to any such proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Name	Age	Present Position and Offices

James C. Ackerly	57	President, Chairman of the Board, Secretary
		and Treasurer

Edmund L. Resor	55	Vice President and Director

Thomas M. Flohr	55	Director

None of the directors and officers is related to any other director or officer of the Company.

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company.

JAMES C. ACKERLY has been President and Chairman of the Board of Splinternet Communications, Inc. since January 2000 and Secretary and Treasurer since January, 2000. Since 1995, Mr. Ackerly has provided technology consulting and design services to AMR Corp., The Sabre Group, AT&T and others while working as an independent consultant. He currently serves on the board of directors of Atari, Inc. (NASDAQ: ATAR), S.A.R.L. ATL Communications and Cronus Technologies, Inc. Mr. Ackerly earned an A.B. in Physics from William College and an M.B.A. from Harvard Graduate School of Business Administration.

EDMUND L. RESOR has been a Vice President and a Director of the Company since January 2000. Since 1990, Mr. Resor has been the Principal of Edmund Resor & Associates, a consulting business which provides advice in establishing information technology businesses in developing countries. Since 2000, Mr. Resor has also been Senior Consultant and a Principal of NextGen Strategies, a global strategy consulting firm specializing in converging telecommunications, Internet and computer markets. In addition, since 1992, he has been Vice President of International Operations and a founding partner of Somali Telecom Group, which has built a nationwide rural telephone service in Somalia. Mr. Resor earned a B.A. in Anthropology from Yale University and a Master’s Degree in Public and Private Management from the Yale School of Management.

THOMAS M. FLOHR has been a Director of the Company since January 2005.  Since 1992, Mr. Flohr has been the Principal of Emerging Markets Group, a financial advisory firm specializing in providing privatization and private sector development advice to governments and companies in emerging markets.  Since 2000, Mr. Flohr has been a founder, director and/or investor in a number of early stage enterprises including the Central and Eastern Europe Master Fund (CEEMF), a private equity initiative, Kingstreet Media Group Ltd., a media and music publishing venture, MCS America, the US arm of an independent UK music publishing business and e-GO Technologies, an early stage personnel placement business with offices in the Czech Republic, Romania and Turkey, and a franchisee of TMP Worldwide.  Mr. Flohr earned an A.B. and A.M. in Economics from Stanford University, an M.B.A. from Harvard Graduate School of Business Administration and a J.D. from Columbia University School of Law.

No officer or director has, during the past five years, been involved in (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (d) a finding by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Due to the early stage nature of the business of Splinternet Communications, Inc., it does not have an audit committee, nor has its board of directors or the board of directors of Splinternet Holdings, Inc., deemed it necessary to have an audit committee financial expert. Within 12 months following effectiveness of this registration statement, Splinternet Holdings, Inc. expects to have several committees in place, including a compensation, budget and audit committee. At such time, Splinternet Holdings, Inc. intends to have a member of the Board of Directors that meets the qualifications for an audit committee financial expert.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this registration statement, but not as adjusted to reflect the sale of the securities offered hereby, by (i) each person who is known by Splinternet Holdings, Inc. to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the officers and directors of Splinternet Holdings, Inc.; and (iii) officers and directors of Splinternet Holdings, Inc. as a group:

Name and Address of	Number of Shares	Percentage of Shares
Beneficial Owner	Beneficially Owned	Beneficially Owned

James C. Ackerly (1)	23,626,250	44.16%
c/o Splinternet Holdings, Inc.
535 Connecticut Avenue
Norwalk, CT 06854

Edmund L. Resor (2)	7,787,500	14.6%
c/o Splinternet Holdings, Inc.
535 Connecticut Avenue
Norwalk, CT 06854

Thomas M. Flohr (3)	4,671,500	8.73%
c/o Splinternet Holdings, Inc.
535 Connecticut Avenue
Norwalk, CT 06854

Richard Rankin	7,460,750 (4)	13.5%
c/o Atheneum Capital LLC
51 Locust Avenue
Suite 202
New Canaan, CT 06840

All Officers and
Directors as a Group
(3 persons)	36,085,250	67.45%

_________________

(1)	Mr. Ackerly is President, Chairman of the Board of Directors, Secretary and Treasurer of Splinternet Holdings, Inc.
(2)	Mr. Resor is a Vice President and a director of Splinternet Holdings, Inc.
(3)	Mr. Flohr is a director of Splinternet Holdings, Inc.
(4)
Includes 1,357,250 shares of Common Stock and shares of Common Stock underlying warrants to purchase 1,607,250 shares of Common Stock, all of which are owned by Atheneum Capital (“Atheneum”), which is a company controlled by Richard Rankin, and 4,496,250 shares of Common Stock held by Mr. Rankin individually.

DESCRIPTION OF SECURITIES

General

Splinternet Holdings, Inc. is currently authorized to issue 90,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, having such rights, designations and privileges as the Board of Directors may establish from time to time. There are 53,500,500 shares of Common Stock issued and outstanding, and no shares of preferred stock issued or outstanding, as of the date of this prospectus.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the shareholders and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company remaining after satisfaction of all liabilities. Holders of the Common Stock have no conversion, redemption or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are, and the shares of Common Stock issuable hereunder, will be, validly issued, fully paid and non-assessable.

Stock Options, Warrants and Other Rights

There are currently warrants outstanding entitling the holders thereof to acquire up to 3,214,500 shares of common stock at an exercise price of $0.048 per share.

Comparative Share Data

Shares offered by this prospectus by the selling shareholders:	26,379,750

As of July 25, 2006, we had 53,500,500 outstanding shares of Common Stock, excluding shares which may be issued upon the exercise of currently outstanding warrants.

The issuance of additional shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower its price. Investors in this offering will suffer immediate dilution, since the price paid for the securities offered will likely be more then the net tangible book value of our Common Stock. Net tangible book value is calculated by dividing our total assets, less intangible assets and liabilities, by the number of outstanding shares of Common Stock.

Other Shares Which May Be Issued:

The following table lists additional shares of Common Stock which may be issued as the result of the exercise of outstanding warrants:

Shares issuable upon exercise of warrants	3,214,500 (1)

(1) Warrants are exercisable at $0.048 per share through September 7, 2007.

Transfer Agent

The Company intends to serve as its own transfer agent for the Common Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our audited consolidated financial statements for the years ended December 31, 2005 and 2004, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of Golub Goldstein Kessler LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

Feldman Weinstein & Smith LLP has issued a legal opinion regarding the legality of the shares of Common Stock, a copy of which is attached hereto as Exhibit 5.1.

INDEMNIFICATION

As permitted by Delaware law, the Company’s certificate of incorporation limits the personal liability of directors to the fullest extent permitted by the provisions of the Delaware General Corporation Law. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement of which this prospectus forms a part. This information can also be examined as described in "Further Information."

BUSINESS

Overview

Splinternet Holdings, Inc. was incorporated in the State of Delaware on March 22, 2006. On April 3, 2006, Splinternet Holdings, Inc. conducted a share for share exchange of securities with Splinternet Communications, Inc. whereby 214,002 shares of the common stock, par value $0.001 per share, of Splinternet Communications, Inc. was exchanged for 53,500,500 shares of the common stock, par value $0.001 per share, of Splinternet Holdings, Inc., as a result of which Splinternet Communications, Inc. became a wholly owned subsidiary of Splinternet Holdings, Inc. In addition, warrants to purchase 12,858 shares of Splinternet Communications Inc. common stock were exchanged for warrants to purchase 3,214,500 shares of Splinternet Holdings common stock. Splinternet Holdings, Inc. does not conduct any business or own any assets other than all of the issued and outstanding shares of Splinternet Communications, Inc.

Splinternet Communications, Inc. was incorporated in the State of Connecticut in January 2000 to be a developer of VoIP technology and services, enabling customers to make phone calls utilizing the Internet as an alternative to the traditional PSTN.

Splinternet maintains its executive offices at 535 Connecticut Avenue, Norwalk, Connecticut 06854. Its
telephone number is (203) 354-9164.

Industry Background

The public telephone network is an integral part of our everyday lives. For most of its 100-year history, the telephone industry has been heavily regulated, which has slowed the evolution of its underlying circuit-switching technologies and limited innovation in service offerings and in the pricing of telephone services. We believe two global trends, deregulation and the expansion of the Internet, are forcing change and creating opportunities in the telecommunications industry worldwide.

Deregulation of the US telephone industry accelerated with the passage of the Telecommunications Act of 1996. The barriers that once restricted service providers to a specific geography or service offering, such as local or long distance, are disappearing. The opportunity created by opening up the telephone services market has encouraged new participants to enter the market and incumbent service providers to expand into new markets, both domestically as well as internationally.

Simultaneously, the rapid adoption of the Internet and broadband connectivity is driving dramatic growth of data traffic. However, the circuit-switched network, designed for voice traffic and built long before the advent of the Internet, is not suited to transport data traffic efficiently. In a circuit-switched network, a dedicated path, or circuit, is established for each call, reserving a fixed amount of capacity or bandwidth in each direction. The dedicated circuit is maintained for the duration of the call across all of the circuit switches spanning the path from origination to the destination of the call, even when no traffic is being sent or when the circuit is not being fully utilized to its capacity.

VoIP refers to the technique of digitizing voice communications and converting it into packetized data, enabling it to be transported over IP-based data networks, such as the Internet. A packet network divides traffic into distinct units called packets and routes each packet independently. By combining traffic from users with differing capacity demands at different times, packet networks more efficiently fill available network bandwidth with packets of data from many users, thereby reducing the bandwidth wasted from any single user.

The Benefits of Combining Voice and Data Networks

Combining traditional voice services with Internet or Web-based services in a single network is expected to enable new and powerful high-margin, revenue-generating service offerings such as voice virtual private networks (voice VPNs), one-number/follow-me services, unified messaging, conferencing, prepaid and postpaid card services, sophisticated call centers and other IP based services.

The packet network is the platform for the new public network. In addition to voice traffic, the volume of data traffic continues to increase as broadband and the number of connected users grows, driving service providers to build large-scale, more efficient packet networks, which, in turn, keeps prices low for data communications. Packet architectures are more efficient at moving data, are more flexible and reduce equipment and operating costs. The key to realizing the full potential of a converged, packet-based network is to enable the world's voice traffic to run over those networks together with the data traffic.

The public telephone network is large, highly complex and generates over $1 trillion in revenues per year worldwide (Source: IDC), a substantial majority of which is derived from voice services. Given service providers' substantial investment in, and dependence upon, traditional circuit-switched technology, their transition to the new public network will be gradual. We believe this slow transition represents a significant opportunity for Splinternet.

Business Strategy

Splinternet provides full featured VoIP services at both the retail and wholesale levels.

Retail Strategy

Using the Splinternet private label services, anyone who wishes to offer VoIP services can do so without capital expense. Our retail strategy consists of entering into strategic relationships with local, national and international third parties to assist in a variety of ways with the selling of our branded VoIP services.

First, we may contract with individuals to act as re-sellers of our services to ultimate end-users. These individuals can either make sales on our behalf and receive a commission on such sales or they can purchase all the necessary equipment and services from us and re-sell them to end-users, retaining all profits for themselves.

Additionally, we believe there are many groups of users who are related not by a shared technology, but rather by geography (small towns, college campuses, island nations), common interest (church, union membership, network marketing group, holders of frequent flyer miles) or employment (corporations). We would seek to acquire customers by partnering with the town, university, church or airline, for whom we will provide the entire suite of services as a private label contractor.

At the retail level, our systems are designed and configured to be partitioned in a way which allows each of our customer groups to be independent. It offers them a customizable look and feel to present to their users.

Wholesale Strategy

At the wholesale level, our business consists primarily of reselling excess capacity to areas where our presence can more cheaply and efficiently route a call. For example, we may buy minutes from a local telephone or VoIP carrier in a particular country and re-sell those minutes to a traditional international long distance carrier, as purchasing the minutes from us is often cheaper for the long distance carrier than procuring those same minutes directly from the local carrier. In some cases, the long distance carrier is prohibited from purchasing minutes directly from local carriers. We look for those routes that are underserved or where there is such capacity that the minutes can be purchased cheaply.

While this can be a lucrative market requiring only nominal marketing efforts, we do not feel the benefits are sufficient to sustain us over a long period of time. Consequently, we are focusing most of our efforts on our retail strategy discussed above.

Alternatively, we can offer VoIP as a supplement to existing, traditional telecommunications services for VoIP termination if parties don’t have broadband access or don’t want to buy or install the additional equipment necessary.

Our Services

Splinternet services overlay voice communications on top of customers’ high-speed Internet connection. In order to take advantage of our services, each user of the system must have at least one of the following:

• A computer loaded with a small (Splinternet-provided) softphone client application which permits the PC to function as a telephone;

• Access to a computer which has Internet access, from which he can browse to our website where there is a web-based softphone, from which he can login and make and receive calls;

• A small Integrated Access Device (IAD), which is a small digital device which interfaces between the Internet and a traditional telephone (Ethernet connector on one side and telephone jack on the other); and/or

• An IP-enabled telephone, which is a traditional telephone in function but which connects directly to the Internet, rather than the local telephone carrier.

Users may have any or all of these devices and use them interchangeably. The Splinternet service allows users to place calls to and receive calls from other users of the system, any other compatible VoIP system, or the PSTN. In addition, the following features are offered:

1.	Direct dial inbound PSTN phone number(s)
2.	800 toll free call routing
3.	Call waiting
4.	Call forwarding
5.	Find me, follow me
6.	Voice mail
7.	Voice mail to email
8.	Fax to email
9.	Three way calling
10.	Hold
11.	Caller ID
12.	Conference calling
13.	PC-to-PC calls
14.	PC-to-PSTN calls
15.	PSTN-to-PC calls
16.	Account management
17.	Email and web billing
18.	Automatic payment
19.	Web payment
20.	Infinitely configurable pricing plans

Our Operations

We have a centrally managed platform, consisting of data management, monitoring, control and billing systems, which support all of our products and services. Key elements of this system include customer provisioning, customer access, fraud control, network security, call routing, call monitoring, media processing and normalization, call reliability and detailed call records. Our platform monitors the process of digitizing and compressing voice and video into packets and transmitting these packets over data networks around the world. We maintain a call switching platform, which is a software-based product that manages call admission, call control, call rating and routes calls to the appropriate destination or endpoint.

Unless the recipient is using an Internet telephony device, the packets (representing a voice call initiated by a subscriber) are sent to a gateway belonging to one of our partner telecommunications carriers where the packets are reassembled and the call is transferred to the PSTN and directed to a regular telephone anywhere in the world. Our billing and back office systems manage and enroll customers and bill calls as they originate and terminate on the service.

Network Operations Center

We maintain a Network Operations Center with InterNap Networks Services Corporation in New York, NY, which employs a staff of individuals with experience in both voice and data operations to provide twenty-four hour operations support. We use various tools to monitor and manage all elements of our network in real-time. Additionally, the Network Operations Center provides technical support to troubleshoot equipment and network problems. We also rely upon the network operations centers and resources of our telecommunications carrier partners to augment our monitoring and response efforts.

Customer and Technical Support

We maintain a distributed call center housed at a technical point of presence at 75 Broad Street, New York, NY. A “technical point of presence” is the physical location of our production equipment from which we offer our services. In this business, the stability, security, reliability and connectivity of such equipment is important. We are located with Internap Network Services Corp. (http://www.internap.com). We also have contractors that provide customer service and technical support to customers. We also provide customer service and technical support directly to our resellers, and certain resellers provide their own support directly to their sub-resellers and end users. Customers who access our services directly through the website receive customer service and technical support through multilingual telephone communication, web-based customer service and e-mail support.

Interconnection Agreements

We are party to telecommunications interconnect and service agreements with VoIP providers and PSTN telecommunications carriers. Pursuant to these agreements, VoIP calls originating on our network can be terminated on other VoIP networks or the PSTN. Correspondingly, calls originating on other VoIP networks and the PSTN can be terminated on our network.

Suppliers

We outsource the manufacturing of the Integrated Access Devices, IP telephones and cordless handsets to third-party manufacturers. We also license the use of our softphone client and web phone from third-party developers. We do not have long-term purchase agreements with our contract manufacturers. While we believe that relations with our suppliers are good, there can be no assurance that our suppliers will be able or willing to supply products and services to us in the future. While we believe that we could replace our suppliers if necessary, our ability to provide service to our subscribers could be impacted during this time frame, and this could have an adverse effect on our business, financial condition and results of operations.

Dependence on One Major Customer

Contelca was our largest customer in 2005, generating the majority of our sales for that fiscal year. Contelca ceased operations in mid-2005 but has since reorganized and reentered the market as our customer in June 2006. Since our revenues in 2005 primarily stemmed from our sales to Contelca, we largely depend on our business with Contelca to sustain our level of revenues. Accordingly, during the period when Contelca was out of business, we experienced a significant drop in sales. Now that Contelca has returned as our largest customer, we once again depend on it to generate sales for us. We believe Contelca will yield an equivalent amount of revenues for us as it did in 2005; however, we cannot predict whether Contelca will do so. While we have other customers which contribute to our revenues, we seek to expand our customer base in order to minimize the financial impact of any possible decrease in revenues generated from Contelca or Contelca’s unforeseeable departure as our customer.

Material Agreements

AtariTel

We have entered into a non-binding letter with Atari Interactive, Inc. (“Atari”), the global developer of video games, to operate a VoIP and telecom service to be named AtariTel. Such business is expected to be done through a new subsidiary which will be owned 80.1% by Splinternet and 19.9% by Atari. The subsidiary will offer customizable VoIP services to Atari’s clientele. This potential arrangement represents a good example of how we hope a part of our private label retail strategy will be enacted. There can be no assurance we will enter into a definitive agreement with Atari.

Atari and its affiliates sell approximately 25,000,000 video games annually to some 20,000,000 individuals worldwide through a network of nearly 50,000 retail outlets and over the web. Their websites (Atari.com, Infogrames.com, and others) receive over 2,000,000 unique visits per month. We believe that mention of the availability of VoIP services to their client base, along with the ability to have VoIP services through AtariTel, could yield a significant number of subscribers from within that group. We would provide all services and support under the AtariTel brand. No assurance can be made that a definitive agreement will be reached with Atari or, if consummated, that such operations will be successful.

While we do not envision forming subsidiaries for most of our customers, we do think there are many similar marketing opportunities we can exploit. Other examples are churches, unions, college campuses, small island nations, corporations, and any other group where the potential users are interconnected by some common relationship which will enable us, or an onsite agent/partner, to handle the sales process efficiently.

Internet Global Phone, Inc.

We are a party to an agreement with Internet Global Phone, Inc. (“IGP”), whereby we have agreed to route calls made by IGP clients over our systems. Additionally, we rent them space at our POP location at 75 Broad Street, New York, NY for $450 per month. This agreement has no term and is cancelable by either party at any time.

Competition

The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. Telecommunication service companies compete for consumers based on price, with the dominant providers conducting extensive advertising campaigns to capture market share. Many competitors have (i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and (iv) larger consumer bases than the Company. These advantages afford competitors the ability to (a) offer greater pricing flexibility, (b) offer more attractive incentive packages to encourage retailers to carry competitive products, (c) negotiate more favorable distribution contracts with retailers and (d) negotiate more favorable contracts with suppliers of telecommunication services. The Company believes that additional competitors may be attracted to the market, including Internet-based service providers and other telecommunications companies. The Company also believes that existing competitors are likely to continue to expand their service offerings to appeal to retailers and consumers.

Our ability to compete effectively in the telecommunications services industry will depend upon our ability to: (i) continue to provide high quality services at prices competitive with, or lower than, those charged by its competitors and (ii) develop new innovative products and services.

Regulatory Environment

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted by United States law and largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks. More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet in general could affect our ability to provide our services. Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

Federal, state, local and foreign governmental organizations are also considering tax and other legislative and regulatory proposals that would place additional burdens on the Internet. We cannot predict whether new taxes will be imposed on our services, and depending on the type of taxes imposed, whether and how our services would be affected thereafter. Increased regulation of the Internet may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, financial condition and results of operations.

Intellectual Property

Development or ownership of intellectual property is not necessary for the services we seek to provide. Consequently, we do not own or license any intellectual property. The hardware necessary for our services is not proprietary to Splinternet and much of the software utilized is open source software. We have written proprietary software which functions as the user and administrative interface with our system and other software which functions as the performance monitor and intra-system coordinator. We have also contracted with non-employees to develop special purpose tools and system enhancements.

We spent $9,619 and $11,173 in 2004 and 2005, respectively, on such development. We expensed these costs as part of our general and administrative expenses. It should be noted that this software is not part of our product, and there is not likely to be a market for it outside of the Company.

Employees

As of the date hereof, the Company employs three full time employees. In addition, the Company retains the services of consultants and other third-parties on an as-needed basis.

Stock Option Plan

The Company currently does not have a stock option or other equity compensation plan, but it expects to adopt a plan and submit such plan for approval by the stockholders on terms to be determined by the Board of Directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this registration statement on Form SB-2/A. Statements contained herein as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts, agreements and other documents filed as exhibits to this registration statement.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference section at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings with the SEC are publicly available through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the EDGAR system.

Upon effectiveness of this registration statement, we will become subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we have and will continue to file reports, proxy statements and other information with the SEC. We furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

DESCRIPTION OF PROPERTY

The Company maintains its offices in approximately 1,760 square feet of space located at 535 Connecticut Avenue, Norwalk, Connecticut 06854. The Company has leased this space for a period of three years, beginning March 15, 2006. Monthly rent is $3,522 for the first year, $3,595.38 for the second and $3,668.75 for the final year, plus a monthly electricity charge of $293.50 per month for the duration of the lease. The Company has one option to renew the lease for an additional three year period.

The Company maintains a distributed call center housed at a technical point of presence at 75 Broad Street, New York, NY. It leases this facility for $800 per month pursuant to a one year lease that expired in 2004 and is now a month to month lease. The Company subleases a portion of this location to Transcom, Internet Global Phone and Solegy for an aggregate of $1,200 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James C. Ackerly, President and a director of the Company, is also a director of Atari, which has entered into a non-binding letter with the Company, as set forth herein.

MARKET FOR COMMON STOCK

As of July 21, 2006, there were approximately 85 record owners of our Common Stock, which are not listed on any national securities exchange or the Nasdaq Stock Market. To date, neither we, nor anyone acting on our behalf, has taken any affirmative steps to retain or encourage any broker-dealer to act as a market maker for our Common Stock. Further, we have not entered into any discussions, or understandings, preliminary or otherwise, through our management or through anyone acting on our behalf and any market maker concerning the participation of a market maker in the future trading market, if any, for our Common Stock.

The Common Stock is not quoted at the present time. The Securities and Exchange Commission (the “Commission”) has adopted a rule that established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less that $5.00 per share or with any exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transaction in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule in a form specified by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Management intends to seek a long-term business plan that will allow our securities to be traded without the aforesaid the "penny stock" limitations. However, we cannot predict whether our securities will be exempt from the commission penny stock regulations for listing on Nasdaq or some other national exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. If our securities fail to qualify for the exemption or fail to qualify or meet the relevant maintenance criteria after qualification in the future, this may result in the discontinuance of the inclusion of our securities on a national exchange. However, trading, if any, in our securities may then continue in the non-Nasdaq over-the-counter market. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

Holders of Common Stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. We have not paid any dividends and do not have any current plans to pay any dividends.

EXECUTIVE COMPENSATION

From inception through 2004, the Company did not directly pay or accrue any salaries to any executive officer and, since inception, no director has received any compensation. Directors are reimbursed, however, for reasonable expenses incurred on behalf of the Company. During 2005 and through the date hereof, Mr. Ackerly has received an aggregate of approximately $13,500 in compensation. It is expected that Mr. Ackerly will begin receiving a more substantial salary within the next year at a rate which has not yet been determined by the Board of Directors.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONTENTS
March 31, 2006

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

March 31,	2006
(unaudited)
ASSETS

Current Assets:
Cash	$2,998,843
Accounts receivable	3,006
Prepaid expenses	3,441
Total current assets	3,005,290

Property and Equipment - net	12,259

Security deposits	7,044
Total Assets	$3,024,593

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,340
Customer prepayments	4,479
Total liabilities	$5,819

Stockholders' Equity:
Common stock - par value $0.001; authorized 100,000,000 shares,	$53,500
issued 53,500,500 shares
Additional paid-in capital	3,223,260
Accumulated deficit	(257,986)
Stockholders' equity	3,018,774
Total Stockholders' Equity	$3,024,593

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

For the three months ended March 31,	2006	2005
(unaudited)

Product sales	$-	$35,000
Service Revenue	8,706	73,645
Total Revenue	$8,706	$108,645

Cost of sales	-	27,500

Gross profit	8,706	81,145

Selling, general and administrative expenses	116,337	21,247

Interest income	12,391
Net income (loss)	$(95,240)	$59,898
Income (Loss) per share - basic	(.00)	.00

Income (Loss) per share - diluted	(.00)	.00

Weighted Average Common shares- basic	53,973,278	44,785,670

Weighted Average Common shares - diluted	53,973,278	44,785,670

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the three months ended March 31, 2006
	Common Stock		Additional
	Number of		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity'
(unaudited)

Balance at December 31, 2005	51,675,500	$51,675	$2,317,605	$(162,746)	$2,206,534
Issuance of common stock	1,825,000	1,825	905,655		907,480
Net loss				(95,240)	(95,240)
Balance at March 31, 2006	53,500,500	$53,500	$3,223,260	$(257,986)	$3,018,774

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the three months ended March 31,	2006	2005
(unaudited)
Cash flows from operating activities:
Net income (loss)	$(95,240)	$59,898
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	645
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,367)
Decrease in prepaid expenses	302
Increase (decrease) in accounts payable and accrued expenses	1,340	(5,000)
Increase in customer prepayments	4,478
Increase in security deposits	(7,044)
Net cash provided by (used in) operating activities	(96,886)	54,898

Cash flows from investing activities:
Purchases of property and equipment	(11,354)	(1,550)
Net cash used in investing activities	(11,354)	(1,550)

Cash flows from financing activities:
Net proceeds from the issuance of common stock and warrants	907,480	-

Net increase in cash	799,240	53,348
Cash at beginning of period	2,199,602	16,837
Cash at end of period	$2,998,843	$70,185

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

The accompanying interim consolidated financial statements of the Company are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim periods. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. The results of operations for interim periods are not necessarily indicative of results to be expected for the entire fiscal year or any other period. These interim consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes for the year ended December 31, 2005 contained elsewhere in this prospectus.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONTENTS
December 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Splinternet Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Splinternet Holdings, Inc. and Subsidiary as of December 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Splinternet Holdings, Inc. and Subsidiary as of December 31, 2005 and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York
May 5, 2006

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31,	2005

ASSETS

Current Assets:
Cash	$2,199,602
Accounts receivable	1,639
Prepaid expenses	3,743
Total current assets	2,204,984

Property and Equipment - net	1,550
Total Assets	$2,206,534

STOCKHOLDERS' EQUITY

Stockholders' Equity:
Common stock - par value $0.001; authorized 100,000,000 shares,	$51,675
issued 51,675,500 shares
Additional paid-in capital	2,317,615
Accumulated deficit	(162,756)
Stockholders' equity	2,206,534
Total Stockholders' Equity	$2,206,534

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31,	2005	2004

Revenue:
Product sales	$102,556	$11,675
Service Revenue	122,850	24,984
Total Revenue	$225,406	$36,659

Cost of sales	46,196	5,555

Gross profit	179,720	31,104

Selling, general and administrative expenses	157,913	56,976

Net income (loss)	$21,807	$(25,872)
Income (Loss) per share - basic	.00	(.00)

Income (Loss) per share - diluted	.00	(.00)

Weighted Average Common shares- basic	45,414,000	43,038,750

Weighted Average Common shares - diluted	48,041,750	43,038,750

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the years ended December 2005 and 2004
	Common Stock		Additional
	Number of		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Equity'

Balance at January 1, 2004	43,033,750	$43,033	$119,367	$(158,691)	$3,709

Issuance of common stock	1,751,750	1,752	32,248		34,000

Net loss				(25,872)	(25,872)

Balance at December 31, 2004	44,785,500	44,785	151,615	(184,563)	11,837

Issuance of common stock and warrants, net	6,890,000	6,890	2,166,000		2,172,890

Net income				21,807	21,807

Balance at December 31, 2005	51,675,500	$51,675	$2,317,615	$(162,756)	$2,206,534

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31,	2005	2004

Cash flows from operating activities:
Net income (loss)	$21,807	$(25,872)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,639)
Increase decrease in prepaid expenses	(3,743)
Increase (decrease) in accounts payable and accrued expenses	(5,000)	5,000
Net cash provided by (used in) operating activities	11,425	(20,872)

Cash flows from investing activities:
Purchases of property and equipment	(1,550)
Net cash used in investing activities	(1,550)	0

Cash flows from financing activities:
Net proceeds from the issuance of common stock and warrants	2,172,890	34,000
Net cash provided by financing activities	2,172,890	34,000

Net increase in cash	2,182,765	13,128

Cash at beginning of year	16,837	3,709

Cash at end of year	$2,199,602	$16,837

See Notes to Consolidated Financial Statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
On April 3, 2006, Splinternet Holdings, Inc. a Company incorporated in the State of Delaware on March 22, 2006 conducted a share for share exchange of securities with Splinternet Communications, Inc. (“Splinternet”) whereby 214,002 shares of the common stock, par value $0.001 per share, of Splinternet Communications, Inc. were exchanged for 53,500,500 shares of the common stock, par value $0.001 per share, of Splinternet Holdings, Inc. (the “Share Exchange”), as a result of which Splinternet Communications, Inc. became a wholly owned subsidiary of Splinternet Holdings, Inc. (“ the Company”). Splinternet Holdings, Inc. does not conduct any business or own any assets other than all of the issued and outstanding shares of Splinternet Communications, Inc. Accordingly, all amounts of common stock and common stock warrants have been retroactively restated throughout these consolidated financial statements to give affect for this capital change.

Splinternet Communications, Inc. was incorporated in the State of Connecticut in January 2000. Splinternet is a developer of VOIP (Voice over Internet Protocol) technology and services which enable the customer to make phone calls utilizing the internet as an alternative to the traditional Public Switched Telephone Network.

The Company follows the guidance of the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company recognizes income when products have been shipped or services have been performed. In cases where a customer prepays a subscription for services to be delivered in a period which extends from one accounting period into a subsequent period, the Company only recognizes the portion of income due for services in the current reporting period. In cases where there is an acceptance period during which a subscriber may cancel their agreement without penalty, the Company defers the revenue recognition until the end of that acceptance period.

The Company also purchases hardware (for resale) from suppliers who offer a warranty of one year. The Company generally warrants these same hardware products for one year after sale and provides for estimated future warranty costs at the time revenue is recognized. Consequently, our warranty liability is limited to the cost of the logistics involved in accepting returns and shipping replacements. No warranty cost has been recorded for the years ended December 31, 2005 and 2004, respectively.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 3, 2005, the Company undertook a stock split for which every share of common stock was converted into approximately 9 shares of common stock outstanding in accordance with the approval of the Company's stockholders. The stock split affects all the Company's common stock outstanding immediately prior to the effective date of the stock split. Any fractional share resulting from the stock split was rounded up to a full share. The stock split increased the number of shares of the Company's common stock outstanding including shares issuable in connection with the exercise of warrants. Accordingly, all amounts of common stock have been retroactively restated throughout these financial statements to give effect to the 9.343 to 1 stock split.

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share gives effect to common stock warrants aggregating 2,627,750 and other potential common stock outstanding during the period. Common stock warrants aggregating 2,627,750 has been included in the computation of diluted income per share for the year ended December 31, 2005. In 2004, there was no common stock warrants outstanding.

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful life.

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates. In the current statements, no estimates were necessary.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

SPLINTERNET HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	STOCKHOLDERS' EQUITY
During the period from inception in 2000 to December 31, 2004, the Company issued 44,785,500 shares of common stock and received proceeds of $196,400.

During the year ended December 31, 2005, the Company issued 2,715,000 shares of common stock and received proceeds of $100,000. In connection with these issuances the investors received warrants to purchase 3,214,500 shares of common stock at an exercise price of $.048 per share. The warrants expire in September 2007. During November and December of 2005 the Company commenced selling common stock through a private placement. As of December 31, 2005, the Company had received subscriptions and funds for 4,175,000 shares at a price of $.50 per share, or gross proceeds of $2,087,500, less fees of approximately $14,600. Subsequent to December 31, 2005 the Company sold the remainder of the offering (1,825,000 common shares) for an additional $912,500 in proceeds. The Company has assessed whether the warrants should be classified as either a liability or equity in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” and concluded that the warrants should be classified as equity.

3.	MAJOR CUSTOMERS
During the year ended December 31, 2005, Contelca accounted for 90% of the sales. During the year ended December 31, 2004, two customers accounted for 87% of sales. Internet Global Phone accounted for 54% and Digital Services Provider, Inc for 33%, respectively.

4.	INCOME TAXES
The Company has net operating loss carryforwards of approximately $163,000 available to offset taxable income through the year 2024.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $64,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a valuation allowance of $64,000 at December 31, 2005.

A reconciliation of the effective income tax rate to the statutory rate is as follows:

Year ended December 31,	2005	2004

Tax benefit at federal statutory rate	(34)%	(34)%
Increase in valuation allowance	34	34
	0%	0%

5.	COMMITMENT
The Company is obligated under a noncancelable operating lease for office space which commenced on March 15, 2006. The aggregate minimum future payments under this lease excluding costs for utilities is payable as follows:

Year ending December 31,
2006	$32,000
2007	43,000
2008	44,000
$119,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The principal independent accountants for the Company for the Company’s two most recent fiscal years and any later interim period have not resigned, declined to stand for re-election or were dismissed.
PART II

Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

The following certificate of incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

The Certificate of Incorporation of the registrant states as follows:

“SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemni-fication provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capaci-ty while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, execu-tors, and administrators of such person.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.”

Section 145 of the Delaware General Corporation Law (“GCL”) provides that:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Item 25. Other Expenses of Issuance and Distribution.

Type of Expense	Amount of Anticipated Expense
Legal Fees	$125,000
Accounting Fees	16,000
Printing Costs	0
Transfer Agent Fee	0
Miscellaneous Fees and Expenses	9,000
Total Expenses	$150,000

Item 26. Recent Sales of Unregistered Securities.

From November 15, 2005 through March 15, 2006, Splinternet Communications, Inc. conducted a private placement of up to 24,000 shares of Common Stock at $125.00 per share, selling 24,000 shares of Common Stock for aggregate gross proceeds of $3,000,000 (the “Private Placement”). No broker-dealer was utilized in connection with this offering. Purchasers of shares of Common Stock in the Private Placement included all selling shareholders, as previously listed herein, except Mary M. Ackerly, James C. Ackerly, Thomas Flohr, Edmund L. Resor, The Mountain View Trust, Atheneum Capital, Splinternet91 Trust and Splinternet88 Trust. Richard Rankin purchased 700 of his shares of Common Stock (175,000 shares of Common Stock post-Share Exchange) in the Private Placement. The shares of Common Stock sold in the Private Placement were not registered under the Securities Act, pursuant to the exemption from registration provided in Sections 4(2) and 3(b) of and Regulation D under the Securities Act. All purchasers were accredited investors, as defined in Regulation D under the Securities Act.

From September through October 2005, Atheneum Capital and The Mountain View Trust each purchased from Splinternet Communications, Inc. 5,429 shares of common stock and 6,429 warrants, exercisable through September 7, 2007 following the satisfaction of certain conditions, to purchase additional shares of common stock, at an exercise price of $12.00 per share. Such sale of securities was exempt from registration under Section 4(2) of the Securities Act. The purchase price for the aggregate interests (10,858 shares of common stock and 12,858 warrants to purchase shares of common stock) was $50,000 each, for a total investment of $100,000. Pursuant to the Share Exchange, the 10,858 shares of common stock converted into 1,357,250 shares of Common Stock and the 12,858 warrants converted into warrants to purchase an aggregate of 3,214,500 shares of Common Stock, exercisable at $.048 per share.

Item 27. Exhibits.

*3.1	Certificate of Incorporation
*3.2	Bylaws
**5.1	Opinion of Feldman Weinstein LLP
*10.1	Share Exchange Agreement by and among Splinternet Holdings, Inc., Splinternet Communications, Inc. and the former shareholders of Splinternet Communications, Inc.
*10.2.1	Form of Common Stock Purchase Warrant issued to Atheneum Capital
*10.2.2	Form of Common Stock Purchase Warrant issued to The Mountain View Trust
*10.3	Non-binding Letter of Intent with Atari Interactive, Inc.
*10.4	Agreement with Internet Global Phone Inc.
*10.5	Lease by and between Splinternet Communications, Inc. and SYN-CONN, LLC
23.1	Consent of Goldstein Golub Kessler LLP
99.1	Response of Splinternet Holdings, Inc. to SEC Comment Letter

*	Previously filed as exhibits to this Form SB-2, filed June 1, 2006.
**	Previously filed as exhibits to this Form SB-2/A, filed July 12, 2006.

Item 28. Undertakings.

The registrant hereby undertakes:

1)	To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:
a.	include any prospectus required by Section 10(a)(3) of the Securities Act;
b.
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.	include any additional or changed material information on the plan of distribution.
2)
For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

3)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4)	To, if registering securities under Rule 415 of the Securities Act file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of such offering.
5)
That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Norwalk, State of Connecticut, on July 26, 2006.

SPLINTERNET HOLDINGS, INC.

By: /s/ James C. Ackerly
James C. Ackerly, President, Chairman of the Board,
Secretary and Treasurer